EXHIBIT 10.1

CAPITAL CITY BANK GROUP, INC.

AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

The following is a question and answer statement of the provisions of the Amended and Restated Dividend Reinvestment Plan (the “Plan”) of Capital City Bank Group, Inc. (the “Company”). The questions and answers below both explain and constitute the Plan.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide shareowners of record of the Company’s common stock (“Common Stock”) with a simple, convenient, and economical way to reinvest cash dividends to purchase additional shares of Common Stock.

Advantages

2.	What are some of the advantages of the Plan?

Participation in the Plan provides each shareowner who is eligible and participates (a “Participant”) with the following Plan benefits:

•	Elect to have all or a designated portion of the cash dividends on shares of Common Stock automatically reinvested in shares of Common Stock;

•	Pay the same price per share of Common Stock whether reinvesting all or a designated portion of cash dividends;

•	Obtain full investment use of funds because fractional shares, as well as whole shares, will be credited to Participant accounts;

•	Avoid cumbersome safekeeping and record-keeping costs because the Plan Administrator (defined below) provides safekeeping services for the Common Stock purchased under the Plan as well as reporting services that confirm purchases made under the Plan; and

•	Online account and quarterly account statements.

Administration

3.	Who administers the Plan for Participants?

The administrator for the Plan (the “Plan Administrator”) administers the Plan and is currently Equiniti Trust Company d/b/a EQ Shareowner Services (“EQ”).

The Plan Administrator maintains a continuing record of all Participants’ share accounts, sends statements of account to each Participant, and performs other duties relating to the Plan.

Should EQ cease to act as the Plan Administrator under the Plan, the Company shall designate another agent. In such event, all references herein to EQ shall be deemed to be references to such other agent as the Company may designate. All correspondence, notices, questions or other communications regarding transactions under the Plan should be addressed to the Plan Administrator as indicated in Question 27.

4.	Are the shares under the Plan issued directly by the Company or purchased by the Plan Administrator in the open market?

The Plan is an “open market only plan” meaning that the Plan Administrator will purchase shares of Common Stock in the open market for each Participant’s share account under the Plan, and the Company will not receive any proceeds. Shares under the Plan will not be issued directly by the Company.

Participation

5.	Who is eligible to participate in the Plan?

All shareowners of record of Common Stock are eligible to participate in all features of the Plan.

Beneficial owners whose shares are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) are eligible to participate in the Plan through the record holder and should instruct the broker, bank nominee or other record holder to arrange with its depository or registered nominee for reinvestment of dividends under the Plan. The Company reserves the right to refuse to permit a broker, bank nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company’s sole discretion, result in excessive cost or burden on the Company. In the event of refusal, beneficial owners wanting to participate in the Plan would be required to become shareowners of record by having shares transferred into their own names.

The Company may refuse participation in the Plan to shareowners residing in states whose securities laws do not exempt shares offered pursuant to the Plan from registration.

6.	How does an eligible shareowner participate?

Enrollment is available online through https://equiniti.com/us/ast-access/ or by contacting the Plan Administrator and completing an authorization form (“Authorization Form”). Copies of this Plan, including the authorization form, may be obtained at any time by contacting the Plan Administrator at the address set forth in Question 27.

A Participant may change the dividend reinvestment election at any time online through https://equiniti.com/us/ast-access/, or by contacting EQ Shareowner Services as set forth in Question 27. To be effective with respect to a particular dividend, any such change must be received by the Plan Administrator on or before the record date for that dividend. Record dates normally occur in the second week of March, June, September and December.

If the Participant chooses not to reinvest any of dividends, the Plan Administrator will remit any dividends to the Participant by check or automatic deposit to a bank account that the Participant designates.

7.	What does the dividend election change/enrollment online or authorization form provide?

The dividend election change/enrollment online or authorization form allows Participants to indicate the extent to which the Participant desires to participate in the Plan. By checking the appropriate box, the Participant may choose to reinvest cash dividends paid on the Participant’s shares of Common Stock registered in the Participant’s name in additional shares of Common Stock.

If the Participant elects to reinvest only a part of the Participant’s record shares, the Participant should indicate the number of shares to be included in the Plan. Unless the Participant indicates a specific number, dividends on all shares of common stock registered in the Participant’s name will be reinvested.

Dividends on all shares a Participant’s account under the Plan and held by the Plan Administrator will be paid to the Plan Administrator and automatically reinvested in additional shares of Common Stock.

After enrollment, a Participant may change reinvestment options at any time online, by telephone or by sending written notice to the Plan Administrator (See Question 27). Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

Costs

8.	Are there any expenses to Participants in connection with purchases under the Plan?

All costs of administering the Plan will be paid by the Company, but Participants will be required to pay brokerage commissions and other fees paid by the Plan Administrator in connection with shares purchased in the open market. These commissions will generally be lower than if an individual were to purchase Common Stock in the open market through a broker. The price of Common Stock purchased through the Plan will be an aggregate price reflecting the pro rata cost of brokerage commissions and any other fees associated with the purchases. Certain charges will be incurred by a Participant upon the sale of shares, and certain fees may be charged to Participants by brokers when shares are held by brokers.

Purchases

9.	What is the source of shares of Common Stock purchased under the Plan?

The Plan Administrator will acquire in the open market all shares that are to be transferred to Participants under the Plan.

10.	How many shares will be purchased for Participants?

The number of shares to be purchased will be determined by the amount of the Participant’s dividends being reinvested or paid and the price per share of Common Stock purchased. Each Participant’s share account in the Plan will be credited with the number of shares, including fractional shares computed to three decimal places, equal to the amount of the dividends to be reinvested or paid divided by the applicable purchase price of the shares.

11.	What will be the price of the shares of Common Stock purchased under the Plan?

The price per share will be the weighted average of the actual prices paid for all of the Common Stock purchased by the Plan Administrator with all Participants’ reinvested dividends for the relevant Company dividend. Additionally, each Participant will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases.

12.	When will dividends be invested in shares of Common Stock?

Dividends will be invested in additional shares of Common Stock and credited to a Participant’s share account within 30 days of each Reinvestment Date. If any dividends are not reinvested by the Plan Administrator within 30 days after a Reinvestment Date, the dividends will be returned to the Participant without interest.

13.	Must all dividends on shares credited to a Participant’s share account under the Plan be reinvested?

Yes. Regardless of the investment option chosen, all cash dividends on shares held in the Plan for all Participants are automatically reinvested in additional shares of Common Stock.

Stock Certificates

14.	Will certificates be issued to Participants for shares of Common Stock purchased under the Plan?

No. A Participant’s shares will be held in the Participant’s share account in book-entry form by the Plan Administrator. This feature protects against loss, theft or destruction of stock certificates. The number of shares purchased for a Participant’s share account under the Plan will be shown online and on the Participant’s statement of account.

15.	May Common Stock held in certificate form be deposited in a Participant’s share account?

Yes. Common Stock certificates registered in a Participant’s name may be surrendered to the Plan Administrator for deposit to the Participant’s share account. This procedure enables Participants to avoid the necessity of safekeeping certificates and allows those shares to be sold or transferred as easily as shares acquired through the Plan. The Participant should contact the Plan Administrator for the proper procedure to deposit certificates.

Common Stock certificates may be deposited in a Participant’s share account whether or not the Participant has previously authorized reinvestment of dividends on Common Stock registered in the Participant’s name. However, as with all other shares held in the Participant’s share account, all dividends on any shares deposited will automatically be reinvested.

16.	Can a Participant withdraw certificates for shares from the Plan?

No. Participant shares will be held in a Participant’s share account in book-entry form by the Plan Administrator. This feature protects against loss, theft or destruction of stock certificates. The number of shares in a Participant’s share account under the Plan will be shown online and on the Participant’s statement of account.

Reports To Participants

17.	What type of reports will be sent to Participants in the Plan and when will they be sent?

As soon as practicable after each Reinvestment Date, the Plan Administrator will send each Participant a statement indicating the purchase price, the number of shares purchased, the number of shares in the Participant’s share account, the total dividend payment and the amount of the dividend payment reinvested. This statement is a record of the cost of purchases under the Plan and should be retained for tax purposes.

In addition, each Participant will receive copies of the Company’s annual and quarterly reports to shareowners, notices of annual and special meetings, proxy statements and income tax information for reporting dividends. Beneficial owners whose shares are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) must arrange to obtain their copies of such reports from the record holder.

18.	In whose name will accounts be maintained?

A Participant’s share account will be maintained in the name or names which appear on the Company’s shareowner records.

Modification or Termination of Participation in the Plan

19.	How does a Participant modify the manner of participation in the Plan?

A Participant may change participation from partial to total dividend reinvestment, from total to partial dividend reinvestment, or may simply change the number of shares that are enrolled in the Plan at any time by providing notice to the Plan Administrator online at https://equiniti.com/us/ast-access/ or in writing at the address set forth in Question 27. To be effective for a particular dividend payment, the Plan Administrator must receive notice three business days prior to the dividend payment date.

20.	How does a Participant terminate participation in the Plan?

A Participant may discontinue the reinvestment of dividends at any time by providing notice to the Plan Administrator online at https://equiniti.com/us/ast-access/ or in writing at the address set forth in Question 27.

To be effective for a particular dividend payment, the Plan Administrator must receive notice three business days prior to the dividend payment date. If the request is received less than three business days prior to the dividend payment date, then that dividend will be reinvested. However, all subsequent dividends will be paid in cash on all balances unless the Participant re-enrolls in the Plan. In addition, the Participant may request that all or part of the Participant’s shares be sold. If the Participant’s shares are sold, the Participant will receive the proceeds less applicable brokerage commissions and any taxes payable in connection with the sale.

21.	Can the shares held in the Plan be sold through the Plan Administrator?

A Participant can instruct the Plan Administrator to sell any or all of the whole shares held in the Plan by providing notice to the Plan Administrator online at https://equiniti.com/us/ast-access/ or in writing at the address set forth in Question 27. The notification to the Plan Administrator must include the number of shares that are to be sold. The Plan Administrator will make the sale as soon as practicable after receipt of a Participant’s request and a check for the proceeds less brokerage commissions and transfer taxes (if any) will usually be sent by the Plan Administrator on the settlement date, which will typically be three business days from the date of sale.

No Participant shall have the authority or power to direct the date or sales price at which shares may be sold.

22.	May a Participant receive cash in lieu of full shares upon termination of participation?

Yes. The Participant may request, in the notification of termination, that the Plan Administrator sell all full and fractional shares held in the account under the Plan. Upon proper notification, the Plan Administrator will sell the shares and deliver the purchase price of any fractional share and the proceeds from the sale of full shares, less brokerage commissions and any taxes payable in connection with the sale, to the Participant.

23.	May a Participant sell his or her record shares and still remain in the Plan?

If a Participant should sell or transfer all of the Participant’s record shares of Common Stock, the Plan Administrator shall continue to reinvest the dividends on the shares credited to the Participant’s Share Account under the Plan until notified in writing by the Participant to withdraw from the Plan, or may terminate the Participant’s participation and sell all of the shares credited to the Participant’s share account. Upon termination, the Plan Administrator will remit to the former Participant the proceeds from any sale, less any related brokerage commission and applicable taxes, and payment for any fractional shares.

24.	What happens if a Participant sells or transfers some but not all of the Common Stock credited to the Participant’s share account?

If a Participant is reinvesting dividends on only a portion of the Participant’s record shares, the Common Stock sold or transferred will be considered to be the shares receiving cash dividends to the extent possible. Dividend reinvestment will only be reduced when the number of shares of Common Stock sold or transferred exceeds the number of shares receiving cash dividends. For example, if a Participant owns 1,000 shares of Common Stock and has authorized dividends on 600 of those shares to be reinvested under the Plan, the Participant could sell up to 400 record shares without reducing the number of shares that participate in the dividend reinvestment option of the Plan.

25.	May a Participant stop reinvesting the dividends from his or her record shares and receive them in cash and still remain in the Plan?

Yes. A Participant who terminates the reinvestment of dividends paid on his or her record shares may leave shares acquired through the Plan in the Participant’s share account. Dividends paid on shares left in the Participant’s share account will continue to be automatically reinvested.

26.	When may a shareowner re-enroll in the Plan?

Generally, a shareowner may again become a Participant at any time. However, the Company reserves the right to not allow a previous Participant to enroll in the Plan on grounds of excessive enrolling and termination. This reservation is intended to minimize administrative expenses.

Administration

27.	Contact Information

Internet

https://equiniti.com/us/ast-access/

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

1.       Go to https://equiniti.com/us/ast-access/

2.       Scroll down on the page to where “Access to AST Portals” is displayed

3.       Under “Individuals”, click on “LOGIN”

4.       Scroll down the page to where “Shareholder Central” is displayed and click on “First Time Registration”

Email

helpAST@equiniti.com

Telephone

1-888-666-0139 (Toll-Free)

1-718-921-8124 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 8:00 a.m. to 8:00 p.m., Eastern Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares

EQ Shareowner Services

55 Challenger Road

Ridgefield Park, NJ 07660

EQ Shareowner Services

PO BOX 10027

Newark, NJ 07101

Other Information

28.	What are the dividend payment and record dates?

Dividend Payment Dates are anticipated to be in March, June, September, and December each year. The record date usually precedes the Dividend Payment Date by at least 10 business days.

29.	How will a Participant’s shares be voted at annual meetings of shareowners?

The Plan Administrator will obtain voting instructions from the Participant for all full and fractional shares which are held by the Plan Administrator for the Participant’s share account on the record date established by the Company for determining shareowners entitled to vote. In the absence of voting instructions from the Participant, shares accumulated under the Plan will not be voted.

30.	What happens if the Company issues a stock dividend, declares a stock split or has a rights offering?

Any shares of Common Stock distributed by the Company as a stock dividend or a stock split on shares of the Common Stock in a Participant’s account as of the record date for such a stock dividend or stock split will be credited to the Participant’s account.

In the event that the Company makes available to its shareowners salable rights to purchase additional shares of Common Stock or other securities, shares held by the Plan Administrator for Participants will be sold and the proceeds invested in additional shares of Common Stock prior to or with the next regular cash dividend.

If a Participant desires to exercise purchase rights as to shares held by the Plan Administrator, the Participant must notify the Plan Administrator prior to the record date of the rights offering.

31.	Can a Participant pledge shares credited to his or her account?

No. Shares in a Participant’s share account may not be pledged or otherwise encumbered unless withdrawn from the share account.

32.	What is the responsibility of the Company or the Plan Administrator under the Plan?

In administering the Plan, neither the Company nor the Plan Administrator nor any agent of either of them will be liable for any act done in good faith, without negligence, or for any omission to act including, without limitation, any claims for liability arising out of failure to terminate the Participant’s share account upon the Participant’s death prior to receipt of notice in writing of such death and with respect to the prices at which shares are purchased or sold for the Participant’s share account and the times such purchases or sales are made.

All notices from the Plan Administrator to a Participant will be addressed to the Participant’s last known address. Participants should notify the Plan Administrator promptly in writing of any change in address.

33.	Does participation in the Plan involve any risk?

The risk to Participants is generally the same as with any other investment in shares of Common Stock of the Company. It should be recognized that a Participant loses any advantage otherwise available from being able to select the timing of his or her investment. It should also be recognized that, like any investment, the Company cannot assure the Participant of a profit or protect the Participant against a loss on the shares purchased by the Participant under the Plan.

34.	May the Plan be modified, suspended or terminated?

While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications or amendments to the Plan. To the extent practicable, notice of any such suspension, termination, modification or amendment will be sent to all Participants at least 30 days prior to the effective date. Any modification will be deemed to be accepted by Participants who do not withdraw prior to the effectiveness of the modification.

If the Plan is terminated, each Participant will receive (1) all whole shares of Common Stock held in the Participant’s share account, and (2) a check representing the value of any fractional share held in the Participant’s share account.

Federal Income Tax Consequences

Participants should consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable laws as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchases of Common Stock under the Plan, the Participant’s tax basis and holding period for Common Stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Stock. The following is only a summary of some of the principal federal income tax considerations applicable to the Plan.

35.	What is the tax treatment of dividends reinvested by a Participant?

Participants in the Plan who are reinvesting dividends will be treated for federal income tax purposes as having received with respect to each Reinvestment Date a dividend equal to the fair market value of the shares purchased by dividend reinvestment on that date plus any brokerage commission or other fee or charge paid by the Plan Administrator plus the cash dividend received (if any). Dividends will be taxed in the following manner: (i) if the dividend is paid by the Company out of its current or accumulated earnings and profits, it will be taxed as ordinary income; (ii) if the Company has no current or accumulated earnings and profits, the dividend will be treated as a return of capital, which results in a reallocation of basis between shares previously owned and shares acquired by dividend reinvestment; and (iii) if all capital has been returned under (ii), the dividend will be treated as capital gain income. Participants who acquire shares under the Plan, except those shares acquired as a return of capital, will have a tax basis in the shares so acquired equal to the fair market value of those shares plus any brokerage commission or other fee or charge paid by the Plan Administrator. Except for those dividends treated as a return of capital, the holding period for tax purposes for all Participants will begin on the Reinvestment Date on or for which the shares are acquired. The holding period for shares received as a return of capital begins on the date the shares for which the dividend was paid were acquired. A Participant will not realize any taxable income when the Participant receives certificates for whole shares previously credited to the Participant’s share account, either upon the Participant’s request for those shares or upon withdrawal from the Plan. A Participant will realize gain or loss when shares are sold or exchanged, or when the Participant receives a cash adjustment for a fraction of a share credited to the Participant’s share account upon withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for the shares, or fraction of a share, and the Participant’s tax basis.

36.	What provision is made for Participants whose dividends are subject to income tax backup withholding?

In the case of those Participants whose dividends are subject to United States income tax backup withholding, the Plan Administrator will apply the net amount of their dividends, after the deduction for taxes, to the purchase of shares of Common Stock. As a general matter, the Company is currently required to withhold for United States income tax purposes 31% of all dividend payments to a shareowner if (i) the Participant fails to furnish a taxpayer identification number (the “TIN”) to the Company as required, (ii) the Internal Revenue Service (the “IRS”) notifies the Company that the TIN furnished by the Participant is incorrect, (iii) the IRS notifies the Company that the Participant has failed to properly report certain payments as required or (iv) the Participant fails to certify, when and as required to do so, under penalties of perjury, that the Participant is not subject to backup withholding. Shareowners may be requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

37.	What is the tax treatment of cash received by a Participant upon the sale of shares purchased by the Participant under the Plan?

Assuming that the shares are held as capital assets, a Participant who receives a cash payment for any full or fractional shares then held in the Participant’s share account will recognize either short-term or long-term capital gain or loss, depending on the Participant’s particular circumstances, the tax basis of the shares, and the period of time the shares have been held. Federal law requires the Company to notify the IRS of all sales of Common Stock made under the Plan during the year. If a Participant sells any shares from the Plan, the Participant will be sent a Form 1099B for each sale pursuant to federal income tax regulations.

38.	What are the federal income tax consequences of participation in the Plan by an IRA, Keogh Plan, 401(k) Plan, Simplified Pension Account or any corporate employer-sponsored retirement plan?

The tax consequences of participation in the Plan by retirement plans differ from those outlined above for individuals. Since the law and regulations regarding the federal income tax consequences of retirement plan participation are complex and subject to change, those considering such participation should consult with their own retirement plan trustees, custodians or tax advisors for specific information.

Date of Approval: March 20, 2024